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                                                                    EXHIBIT 3.1
                          CERTIFICATE OF INCORPORATION

                                       OF

                               AMH HOLDINGS, INC.


     I, THE UNDERSIGNED, in order to form a corporation for the purposes hereinafter stated, under and pursuant to the provisions of the General Corporation Law of the State of Delaware (the "DGCL"), as from time to time amended, do hereby certify as follows:

     FIRST: The name of the Corporation is AMH Holdings, Inc. (hereinafter the "Corporation")

     SECOND: The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801 in the County of New Castle. The name of its registered agent in the State of Delaware is The Corporation Trust Company, the address of which is Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801.

     THIRD: The nature of the business or purposes to be conducted or promoted by the Corporation are to engage in any lawful act or activity for which corporations may be organized under the DGCL.

     FOURTH: The Common Stock of the Corporation shall consist of two classes, Class A Common Stock, par value $0.01 per share (the "Class A Common Stock") and Class B Common Stock, par value $0.01 per share (the "Class B Common Stock" and, together with the Class A Common Stock, the "Common Stock"). The total number of shares of Class A Common Stock that the Corporation shall have authority to issue is 2,500,000 shares of Class A Common Stock. The total number of shares of Class B Common Stock that the Corporation shall have authority to issue is 2,500,000 shares of Class B Common Stock.

     The Corporation shall also have the authority to issue 3,000,000 shares of preferred stock, par value $0.01 per share, in one or more classes or series (the "Preferred Stock"). An initial series of the Preferred Stock shall consist of 2,500,000 shares of 8.0% Series A Cumulative Redeemable Preferred Stock, with a stated value of $100.00 per share, as provided herein in Article Fourth, Section B.l.

     A. Common Stock. The voting powers, rights and qualifications, limitations or restrictions of each class of the Common Stock shall be identical in all respects except as otherwise set forth below. There follows certain specific rights, qualifications, limitations and restrictions pertaining to the various classes of Common Stock:
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          1. Dividends. Subject to the provisions of law, no dividends or other distributions, whether payable in securities, in cash, in property or in shares of capital stock of the Corporation shall be declared or paid on the shares of any class of Common Stock unless an Equivalent Dividend (as hereinafter defined) per share is declared and paid on all other classes of Common Stock. An "Equivalent Dividend," when used with reference to a dividend or distribution declared or paid on a class of Common Stock, shall mean a dividend in the same form and per share amount that is paid on another class of Common Stock, except that each class of Common Stock shall be considered to be identical to each other class in the case of dividends or distributions payable in capital stock or in debt or securities exchangeable or exercisable for, or convertible into, capital stock.

          2. Liquidation. Subject to the provisions of law, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation the assets available for distribution to the holders of Common Stock shall be distributed to each of the holders of shares of all classes of Common Stock ratably on the basis of the number of shares held by such holder, without any preference or priority of any class over any other class.

          3. Voting. (a) Except as otherwise required by law, the holders of shares of Class A Common Stock shall have one vote per share on all matters on which holders of Common Stock shall have the right or otherwise be entitled to vote upon. Except as otherwise provided by law, the holders of shares of Class B Common Stock shall have no right to vote on any matter presented to the stockholders of the Corporation, and the Class B Common Stock shall not be included in determining the number of shares voting or entitled to vote on such matters.

          (b) If the holders of any shares of Class B Common Stock are entitled, by reason of applicable law, to vote on any matter, either as a separate class or together with the holders of shares of Class A Common Stock, then, unless prohibited by applicable law, the holders of the shares of Class A Common Stock shall also have the right to vote, separately as a single class, thereon.

          4. Conversion.

          (a) Voluntary Conversion of Common Stock. Subject to and in compliance with the provisions of this Section A.4, each holder of record of shares of Class B Common Stock shall be entitled to convert, at any time and from time to time, any or all of the shares of Class B Common Stock held by such holder into an equal number of shares of Class A Common Stock. Subject to and in compliance with the provisions of this Section A.4, each holder of record of shares of Class A Common Stock shall be entitled to convert, at any time and from time to time, any or all of the shares of Class A Common Stock held by such holder into an equal number of shares of Class B Common Stock.

          (b) Procedures for Conversion of Shares of Common Stock. Any holder of shares of Class B Common Stock converting his shares into shares of Class A Common Stock and any holder of shares of Class A Common Stock converting his shares into shares of Class B Common Stock pursuant to Section A.4(a) above shall at any time surrender his certificate or

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certificates representing the shares to be converted (the "Conversion Shares"), together with a written statement specifying the name or names (with addresses) and denominations in which the certificate or certificates representing the shares of Class A Common Stock or, as the case may be, Class B Common Stock, issuable pursuant to the conversion (the "Converted Shares") are to be issued and providing instructions for reasonable delivery thereof, unless such certificate or certificates are to be (i) issued in the same name and denominations of the certificate(s) representing the Conversion Shares, and (ii) delivered to the same address as appears on the books of the Corporation as that of the holder of the Conversion Shares. The converting holder shall also provide to the Corporation at the time of such surrender a written statement to the effect that such holder desires to convert the Conversion Shares.

     Promptly after receipt of the certificates evidencing the Conversion Shares, together with the required written statement, the Corporation shall be obligated to, and shall, issue and deliver (in accordance with the instructions provided in the written statement) the certificate or certificates evidencing the Converted Shares, which shall, if the Corporation deems it appropriate, contain such legends as were set forth in the surrendered certificate or certificates.

     Conversion shall be deemed to have been effected as of the close of business on the date on which the relevant certificate or certificates, together with the required written statement, have been received by the Corporation. At such time, all rights of the holder of the Conversion Shares as such holder shall cease (except the right in respect of issue and delivery of certificate or certificates representing the Converted Shares), and the person or persons in whose name or names the certificate or certificates for the Converted Shares are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the Converted Shares. Upon issuance of any Converted Shares upon conversion in accordance with this Section A.4, such Converted Shares shall be deemed to be fully authorized, validly issued, fully paid and non-assessable.

          (c) Regulatory Requirements. Notwithstanding anything to the contrary contained herein, no Person subject to the provisions of (i) the Bank Holding Company Act of 1956, as amended, or (ii) Regulation Y (12 C.F.R. ss. 225) promulgated by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") or any successor statute or regulation (collectively, the "Bank Regulations"), shall, and no such Person shall permit any of its Affiliates to, except with the prior approval of the Federal Reserve Board, convert any shares of Class B Common Stock held by it into shares of Class A Common Stock pursuant to Section A.4(a) above if, after giving effect to such conversion, such Person would directly or indirectly (A) own in the aggregate five percent (5%) or more of the total issued and outstanding shares of Class A Common Stock or such greater percentage as may then be permissible under any then applicable rule, regulation or policy of the Federal Reserve Board relating to equity investments by bank holding companies, or (B) control the Corporation (and, for the purposes of this clause (B), a written opinion of counsel for such Person, in form and substance acceptable to the Corporation in its reasonable discretion, to the effect that such Person does not control the Corporation shall be conclusive).

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     As used in this Section A.4(c), the terms "Affiliate," "Control" and
"Person" shall have the meanings assigned to them under the Bank Regulations and any policies or interpretations of the Federal Reserve Board.

          (d) Stock Splits; Adjustments. Notwithstanding anything to the contrary contained herein, if the Corporation in any manner subdivides (by stock split, stock dividend or otherwise) or combines (by reverse stock split or otherwise) the shares of any class of Common Stock, the shares of other classes of Common Stock shall be proportionately subdivided or combined, as the case may be, and effective provision shall be made by the Board of Directors of the Corporation (whose determination with respect thereto will be final and binding) for the protection of all conversion rights hereunder; provided, however, that the Board of Directors may determine, in lieu of the foregoing, to make an appropriate change to the number of shares issuable upon conversion.

     In case of any reorganization, reclassification or change of outstanding shares of Common Stock (other than a change in par value, or from par to no par value), or in case of any consolidation of the Corporation with one or more other corporations or a merger of the Corporation with another corporation (other than a consolidation or merger in which the Corporation is the resulting or surviving corporation and which does not result in any reclassification or change of outstanding shares of Common Stock), each holder of a share of Class B Common Stock shall have the right at any time thereafter to convert such shares solely into the kind and amount of shares of stock and/or other securities and/or property (including cash) receivable upon such reorganization, reclassification, change, consolidation or merger by a holder of that number of shares of Class A Common Stock into which or for which such share of Class B Common Stock might have been converted immediately prior to such reclassification, change, consolidation or merger. Any such right to convert shares of Class B Common Stock shall generally also be subject to the other terms and conditions as are otherwise specified in this Section A.4. In the event of such a reorganization, reclassification, change, consolidation or merger, effective provision shall be made in the certificate of incorporation of the resulting or surviving corporation or otherwise for the protection, as nearly as may reasonably be provided, of the applicable rights to convert the shares of Class B Common Stock to or for any such other shares of stock, other securities or property. In case securities or property other than Class A Common Stock shall be issuable or deliverable upon conversion as aforesaid, then all references in this Section A.4 shall be deemed to apply, so far as appropriate and as nearly as may be, to such other securities or property. Any determination by the Board of Directors of the Corporation in regard to the matters set forth in this Section A.4(d) shall be final.

          (e) Reservation of Shares; Reacquired Shares. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock and Class B Common Stock or its treasury shares solely for the purpose of issuance upon the conversion of the Common Stock as provided in this Section A.4, such number of shares of Class A Common Stock as are then issuable upon the conversion of all outstanding shares of Class B Common Stock.

          (f) No Charge. The issuance of certificates for shares of Common Stock upon conversion shall be made without charge to the holders of such shares for any issuance tax

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in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of shares of Common Stock; provided, that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the Common Stock converted.

          (g) Effect of Merger. Notwithstanding anything to the contrary contained in Section A.4(d) above, in the case of any consolidation of the Corporation with one or more other corporations or a merger of the Corporation with another corporation (other than a consolidation or merger which results in no changes to the rights of the then outstanding shares of Common Stock other than a change in par value, or from par to no par value) unless the holders of a majority of the then outstanding shares of Class B Common Stock shall otherwise agree, each share of Class B Common Stock shall be converted into the kind and amount of shares of stock and/or other securities and/or property (including cash) receivable upon such consolidation or merger by a holder of that number of shares of Class A Common Stock into which such shares of Class B Common Stock might have been converted immediately prior to such consolidation or merger.

          B. Preferred Stock. Classes or series of shares of the Preferred Stock of the Corporation may be issued from time to time, each of which class or series shall have such distinctive designation or title as shall be fixed by the Board of Directors of the Corporation prior to the issuance of any shares thereof. Each such class or series of Preferred Stock shall have voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated in such resolution or resolutions providing for the issue of such class or series of Preferred Stock as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof pursuant to the authority hereby expressly vested in it, all in accordance with the laws of the State of Delaware.

     There follows certain designations, preferences and relative, participating, optional and other special rights and the qualifications, limitations and restrictions pertaining to the 8.0% Series A Cumulative Redeemable Preferred Stock:

          1. Designation and Amount. The distinctive designation of such series is "8.0% Series A Cumulative Redeemable Preferred Stock" (the "Series A Preferred Stock") and the number of shares constituting such series shall be 2,500,000.

          2. Rank. The Series A Preferred Stock shall, with respect to dividend rights and rights of liquidation, winding up and dissolution, rank senior to all Common Stock and all other equity securities of the Corporation designated by the Corporation (all of such equity securities to which the Series A Preferred Stock ranks senior are collectively referred to herein as the "Junior Securities").

          3. Dividends. (a) With respect to each dividend period, holders of record of shares of Series A Preferred Stock shall be entitled to receive when, as and if declared by the Corporation's Board of Directors, out of funds legally available therefor (the "Legally Available

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Funds"), cash dividends payable on the shares of Series A Preferred Stock (x)
for the period commencing on the date of issuance of the Series A Preferred Stock and ending on December 31, 2002 (the "Initial Period"), and (y) for each dividend period (an "Annual Dividend Period") thereafter, which Annual Dividend Period shall commence on January 1 of each year and shall end on and shall include December 31 of such year, in each case at a rate per annum, in respect of such Initial Period or Annual Dividend Period, equal to 8.0% per annum in respect of the Liquidation Preference (as hereinafter defined) thereof. All dividends described in this Section B.3(a) shall be payable on January 15 of each year (a "Dividend Payment Date"), commencing January 15, 2003. Such dividends shall be paid to the holders of record at the close of business on the date specified by the Board of Directors of the Corporation at the time such dividend is declared; provided, however, that such date shall not be more than 60 days nor less than 10 days prior to the respective Dividend Payment Date. Each of such annual dividends shall be fully cumulative and shall accrue (whether or not declared), without interest, from the first day of the Annual Dividend Period to and including the end of the Annual Dividend Period, except that with respect to the dividends for the Initial Period, such dividends shall accrue from the date of issuance of the shares of Series A Preferred Stock to and including the end of the Initial Period. Dividends shall accrue on a daily basis without regard to the occurrence of a Dividend Payment Date or the declaration of any dividend.

          (b) Dividends payable on the Series A Preferred Stock for any period more or less than an Annual Dividend Period shall be computed on the basis of a 360-day year and the actual number of days elapsed in such period.

          (c) All dividends paid with respect to shares of the Series A Preferred Stock pursuant to this Section B.3(a) shall be paid pro rata to the holders of Series A Preferred Stock.

          (d) Holders of shares of the Series A Preferred Stock shall be entitled to receive the dividends provided for in Section B.3(a) above in preference to and in priority over any dividends upon any of the Junior Securities.

          (e) So long as any shares of the Series A Preferred Stock are outstanding, the Corporation shall not (A) declare, pay or set apart for payment any dividend on any of the Junior Securities or make any payment on account of, or set apart for payment money for, the purchase, redemption or other retirement of, any of the Junior Securities or any warrants, rights, calls or options exercisable for or convertible into any of the Junior Securities, or make any distribution or exchange in respect thereof, either directly or indirectly, and whether in cash, obligations or shares of the Corporation or other property, or
(B) permit any corporation or other entity directly or indirectly controlled by the Corporation to purchase or redeem any Junior Securities, or any warrants, rights, calls or options exercisable for or convertible into any Junior Securities, unless in each case all accrued and unpaid dividends on shares of the Series A Preferred Stock shall have been or be paid or declared or set aside for payment. Notwithstanding the foregoing, (x) repurchases of shares of the Corporation's Class A Common Stock shall be permitted pursuant to the terms of certain repurchase agreements to be entered into between the Corporation and certain members of management of the Corporation, as such agreements may be amended from time to time, (y) conversions of shares of the Corporation's Class B Common Stock for shares of Class A Common Stock pursuant to Section A.4 hereof shall be permitted hereunder and (z)

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dividends payable in additional shares of Junior Securities on any series of
Junior Securities shall be permitted hereunder.

          (f) Subject to the foregoing provisions of this Section B.3 and the other provisions hereof, the Board of Directors may declare and the Corporation may pay or set apart for payment dividends on any of the Junior Securities, and the holders of the shares of the Series A Preferred Stock shall not be entitled to share therein.

          4. Liquidation Preferences. (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders an amount in cash equal to $100.00 for each share outstanding, plus an amount in cash equal to all accrued but unpaid dividends thereon to the date fixed for liquidation, dissolution or winding up (the "Liquidation Preference"), before any payment shall be made or any assets distributed to the holders of any of the Junior Securities. If the assets of the Corporation are not sufficient to pay in full the liquidation payments payable to the holders of outstanding shares of the Series A Preferred Stock, then the holders of all such shares shall share ratably in such distribution of assets in proportion with the amount which would be payable on such distribution if the amounts to which the holders of outstanding shares of Series A Preferred Stock are entitled were paid in full.

          (b) Upon any such liquidation, dissolution or winding up of the Corporation, after the holders of Series A Preferred Stock shall have been paid in full the amounts to which they shall be entitled, the remaining assets of the Corporation may be distributed to the holders of the Junior Securities. For the purposes of this Section B.4, neither the voluntary sale, lease, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or any part of the property or assets of the Corporation nor the merger or consolidation of the Corporation with one or more corporations nor the reduction of the capital stock of the Corporation shall be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary.

          5. Mandatory Redemption. (a) All of the shares of Series A Preferred Stock shall be subject to mandatory redemption by the Corporation, at a redemption price equal to $100.00 per share, together with accrued and unpaid dividends thereon to the applicable redemption date, in cash out of legally available funds without interest, on the dates set forth below:

          (i) within 90 days following the date of completion of the sale of Junior Securities pursuant to one or more effective registration statements under the Securities Act of 1933, as amended, other than a registration statement relating to Junior Securities issuable upon the exercise of employee stock options or in connection with any employee benefit or similar plan of the Corporation (a "Public Offering"), which Public Offering results in the receipt by the Corporation of at least $40.0 million in Net Proceeds (as defined below);

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          (ii) simultaneously with the consummation of any transaction or series of transactions (whether structured as a stock sale, merger, consolidation, reorganization, asset sale or otherwise), which results in the sale or transfer of all or substantially all of the assets (determined based on value) of the Corporation and its subsidiaries or of beneficial ownership or control of a majority of the Common Stock of the Corporation or the capital stock of AMH Holdings, Inc. to any Person other than a wholly-owned subsidiary of the Corporation or an Affiliate of the Corporation which has the identical ownership structure of the Corporation at such time (a "Sale of the Corporation"); or

          (iii) simultaneously with the occurrence of a Change in Control (as defined below).

          (b) If, for any reason, the Corporation shall fail to discharge its mandatory redemption obligations pursuant to this Section B.5, such mandatory redemption obligations shall be discharged as soon as the Corporation is able to discharge each obligation. If and so long as any mandatory redemption obligations with respect to the shares of the Series A Preferred Stock shall not be fully discharged, the Corporation shall not, directly or indirectly:

          (i) declare, pay or set apart for payment any dividend on the Junior Securities or make any payment on account of, or set apart for payment money for, a sinking or other similar fund for, the purchase, redemption or other retirement of, any of the Junior Securities or any warrants, rights, calls or options exercisable for or convertible into any of the Junior Securities, or make any distribution or exchange in respect thereof, either directly or indirectly, and whether in cash, obligations, or shares of the Corporation or other property;

          (ii) permit any corporation or other entity directly or indirectly controlled by the Corporation to purchase or redeem Junior Securities, or any warrants, rights, calls or options exercisable for or convertible into any Junior Securities;

          (iii) purchase or redeem fewer than all of the shares of the Series A Preferred Stock then outstanding, other than pro rata among the holders of the Series A Preferred Stock; or

          (iv) permit any corporation or other entity directly or indirectly controlled by the Corporation to purchase any shares of the Series A Preferred Stock.

     Notwithstanding the foregoing, the transactions set forth in the last sentence of Section B.3(d)(iii) above shall continue to be permitted hereunder. In addition, dividends shall continue to accrue on any mandatory redemption obligation that has not been discharged by the Corporation pursuant to this Section B.5.

          6. Optional Redemption. (a) On the first day of any calendar quarter of the Corporation at any time from and after the date of issuance, shares of Series A Preferred Stock outstanding from time to time shall be subject to redemption at the option of the Board of Directors of the Corporation, as a whole at any time, or from time to time in part, at a price of

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$100.00 per share, together with all accrued and unpaid dividends thereon to the applicable redemption date in cash out of Legally Available Funds without interest.

          (b) If less than all of the outstanding shares of Series A Preferred Stock are to be redeemed, the shares of Series A Preferred Stock to be redeemed shall be redeemed on a pro rata basis among such Series. The Corporation may not redeem less than all outstanding shares of Series A Preferred Stock unless all dividends due with respect to the Series A Preferred Stock through the redemption date shall have been declared and paid or set aside for payment upon all outstanding shares of Series A Preferred Stock for all past periods.

          (c) Notwithstanding anything contained herein to the contrary, repurchases of shares of the Company's Series A Preferred Stock shall be permitted pursuant to the terms of certain repurchase agreements to be entered into between the Corporation and certain members of management of the Corporation, as such agreements may be amended from time to time.

          7. Procedure for Redemption. (a) In the event the Corporation shall be required to redeem shares of Series A Preferred Stock pursuant to Section B.5 above, notice of such redemption shall be given by first class mail, postage paid, mailed not less than 15 days nor more than 60 days prior to the redemption date to each holder of record of the shares of Series A Preferred Stock at such holder's address as the same appears on the stock register of the Corporation; provided, however, that no failure to give such notice nor any defect therein shall affect the validity of the proceeding for the redemption of any shares of Series A Preferred Stock to be redeemed, except as to the holder to whom the Corporation has failed to give said notice or except as to the holder whose notice was defective. Each such notice shall state: (i) the redemption date;
(ii) the total number of shares of Series A Preferred Stock to be redeemed and the number of Series A Preferred Stock to be redeemed from such holder; (iii) the redemption price; (iv) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed will cease to accrue upon the redemption date.

          (b) Notice having been mailed as aforesaid, from and after the redemption date (unless default shall be made by the Corporation in providing money for the payment of the redemption price of the shares of Series A Preferred Stock called for redemption), dividends on the shares of Series A Preferred Stock so called for redemption shall cease to accrue, and said shares shall no longer be deemed to be outstanding and shall have the status of authorized but unissued shares of Series A Preferred Stock and all rights of the holders thereof as stockholders of the Corporation (except the right to receive from the Corporation the redemption price and any accrued and unpaid dividends without interest) shall cease. Upon surrender in accordance with said notice of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Board of Directors of the Corporation shall so require and the notice shall so state), such shares shall be redeemed by the Corporation at the redemption price.

          8. Voting Rights. The holders of record of shares of Series A Preferred Stock shall not be entitled to any voting rights except as otherwise provided by law.

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          9. Exclusivity. Except as expressly set forth herein, the holders of the Series A Preferred Stock shall have no rights other than those provided by law.

          10. Definitions.

          (a) "Affiliate" means the same as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended.

          (b) "Change of Control" means one transaction or a series of transactions, other than a Public Offering, whereby the holders of shares of Voting Stock immediately prior to the consummation of such transaction(s) hold less than fifty percent (50%) or less of the outstanding shares of Voting Stock following the consummation of such transaction(s).

          (c) "Net Proceeds" means the aggregate cash proceeds actually received by the Corporation from any sale or sales of Junior Securities pursuant to a Public Offering, net of any expenses payable by the Corporation in connection with such sale or sales, including, without limitation, any underwriting discounts or commissions.

          (d) "Person" means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture or other entity of whatever nature.

          (e) "Voting Stock" means capital stock of any class or classes of the Corporation, the holders of which are entitled, in the absence of contingencies, to participate generally in the election of the members of the Corporation's Board of Directors, and any securities of the Corporation convertible into, or exercisable or exchangeable for, any such capital stock of the Corporation; provided, however, that options to purchase Voting Stock issued pursuant to any employee stock option plan of the Corporation shall not be deemed to be Voting Stock.

     FIFTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

          (A) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

          (B) The directors shall have concurrent power with the stockholders to make, alter, amend, change, add to or repeal the By-Laws of the Corporation.

          (C) The number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the By-Laws of the Corporation. Election of directors need not be written ballot unless the By-Laws so provide.

          (D) (i) A Director of the Corporation shall under no circumstances have any personal liability to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director except for those breaches and acts or omissions with

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     respect to which the General Corporation Law of the State of Delaware, as
     from time to time amended, expressly provides that this provision shall not eliminate or limit such personal liability of Directors. Neither the modification or repeal of this paragraph (D)(i) of Article Fifth nor any amendment to said DGCL that does not have retroactive application shall limit the right of Directors hereunder to exculpation from personal liability for any act or omission occurring prior to such amendment, modification or repeal.

          (ii) The Corporation shall indemnify each Director and Officer of the Corporation to the fullest extent permitted by applicable law, except as may be otherwise provided in the Corporation's By-Laws, and in furtherance hereof the Board of Directors is expressly authorized to amend the Corporation's By-Laws from time to time to give full effect hereto, notwithstanding possible self interest of the Directors in the action being taken. Neither the modification or repeal of this paragraph (D)(ii) of Article Fifth nor any amendment to the DGCL that does not have retroactive application shall limit the right of Directors and Officers to indemnification hereunder with respect to any act or omission occurring prior to such modification, amendment or repeal.

     SIXTH: Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the DGCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.

     SEVENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

     EIGHTH: (a) In anticipation that Harvest Partners IV, LP and its affiliates (collectively, "Harvest"), and certain partners, directors, officers, employees and agents of Harvest (each, a "Related Person"), will be substantial stockholders of the Corporation, and in anticipation that at some time in the future Harvest (including without limitation, entities in which Harvest acquires an interest) may engage in the same or similar activities or lines of business as the Corporation and may thereby be interested in the same corporate opportunities as the Corporation, and in recognition of the benefits to be derived by the Corporation through its continued contractual, corporate and business relations with Harvest (including the service of Related Persons as officers and directors of the Corporation), the provisions of this Article Eighth are set forth pursuant to Section 122(17) of the General Corporation Law of the State of Delaware to regulate and define the conduct of certain affairs of the Corporation as they may involve Harvest and Related Persons, and the powers, rights, duties and liabilities of the Corporation and its officers, directors and stockholders in connection therewith.

          (b) Harvest shall have no duty not to (i) engage in, acquire or possess an interest in any other business venture of any kind, nature or description, independently or with others, whether or not such ventures are competitive with or in the same or similar lines of business as the Corporation and (ii) engage in business or other dealing with persons or entities

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

transacting business with the Corporation. To the fullest extent permitted by
Section 122(17) of the General Corporation Law of the State of Delaware, the Corporation hereby renounces any interest or expectancy of the Corporation to participate in any such venture or business of Harvest and acknowledges that neither Harvest nor any Related Person shall be liable to the Corporation or its stockholders for breach of any fiduciary duty solely by reason of Harvest's participation in any such venture.

          (c) In the event that Harvest acquires knowledge of a potential transaction or matter which may constitute a corporate opportunity for both Harvest and the Corporation, Harvest shall have no duty to offer or communicate information regarding such corporate opportunity to the Corporation. To the fullest extent permitted by Section 122(17) of the General Corporation Law of the State of Delaware, the Corporation hereby renounces any interest or expectancy of the Corporation in any such corporate opportunity and acknowledges that Harvest shall not be liable to the Corporation or its stockholders for breach of any fiduciary duty as a stockholder of the Corporation by reason of the fact that Harvest pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another person or does not communicate information regarding such corporate opportunity to the Corporation.

          (d) In the event that a Related Person serving as an officer or director of the Corporation acquires knowledge of a potential transaction or matter which may constitute a corporate opportunity for both Harvest and the Corporation, such officer or director shall have no duty to offer or communicate information regarding such corporate opportunity to the Corporation except as provided below. To the fullest extent permitted by Section 122(17) of the General Corporation Law of the State of Delaware, the Corporation hereby renounces any interest or expectancy of the Corporation in any such corporate opportunity and acknowledges that such officer or director shall not be liable to the Corporation or its stockholders for breach of any fiduciary duty by reason of the fact that Harvest pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another person or does not communicate or offer information regarding such corporate opportunity to the Corporation, provided, however, that any corporate opportunity which is expressly offered to a Related Person in writing solely in his or her capacity as an officer or director of the Corporation shall belong to the Corporation.

          (e) Any person or entity purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article Eighth.

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

          IN WITNESS WHEREOF, I have hereunto set my hand this 19th day of February, 2004.




                                 By:     /s/ Sheedah Moayery
                                    -------------------------------------------
                                    Name:  Sheedeh Moayery
                                    Title: Incorporator

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